EXHIBIT 5.1

K&L Gates LLP 300 South Tryon Street Suite 1000 Charlotte, NC 28202 T +1 704 331 7400 F +1 704 331 7598 klgates.com

April 2, 2025

ENDRA Life Sciences Inc.

3600 Green Court, Suite 350

Ann Arbor, MI 48105

Ladies and Gentlemen:

We have acted as special counsel to ENDRA Life Sciences Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 178,033 shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”), issuable pursuant to the ENDRA Life Sciences Inc. 2016 Omnibus Incentive Plan (the “Original Plan”), as amended by the First Amendment thereto dated May 7, 2018 (the “First Amendment” and the Original Plan, as amended by the First Amendment, the “Plan”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined: (a) the Registration Statement, (b) the Fourth Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on May 9, 2017, as amended by the  Certificate of Designation of Series A Convertible Preferred Stock of the Company as filed with the Secretary of State on December 12, 2019, the Certificate of Designation of Series B Convertible Preferred Stock of the Company as filed with the Secretary of State on December 23, 2019, the Certificate of Amendment of Certificate of Incorporation as filed with the Secretary of State on June 17, 2020, the Certificate of Designation of Series C Preferred Stock of the Company as filed with the Secretary of State on September 27, 2022, the Certificate of Amendment of Certificate of Incorporation as filed with the Secretary of State on December 8, 2022, the Certificate of Amendment of Certificate of Incorporation as filed with the Secretary of State on August 8, 2024, the Certificate of Amendment of Certificate of Incorporation as filed with the Secretary of State on August 16, 2024 and the Certificate of Amendment of Certificate of Incorporation as filed with the Secretary of State on November 4, 2024, (c) the Amended and Restated Bylaws of the Company adopted on December 19, 2016, (d) the Plan, (e) the resolutions adopted by the Board of Directors of the Company (the “Board of Directors”) approving the Original Plan, (f) the resolutions adopted by the stockholders of the Company approving the Original Plan, (g) the resolutions adopted by the Board of Directors approving the First Amendment, (h) the resolutions adopted by the stockholders of the Company approving the First Amendment, (i) the resolutions adopted by the Board of Directors approving the increase in the number of shares of Common Stock issuable under the Plan by 178,033 shares (collectively, the “Shares”), and (j) a certificate of an officer of the Company, dated as of the date hereof.  Other than our review of the documents listed in (a) through (j) above, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion.

K&L Gates LLP

300 South Tryon Street Suite 1000   Charlotte   NC 28202

T +1 704 331 7400  F +1 704 331 7598  klgates.com

ENDRA Life Sciences Inc.

April 2, 2025

For purposes of rendering our opinion below, we have not examined any document other than the documents listed above and assume there exists no provision in any document relating to the matters covered by our opinion below that we have not reviewed that is inconsistent with the documents listed above or our opinion below. We have conducted no independent factual investigation of our own but rather have relied on the documents listed above, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all respects.

For the purposes of this opinion letter, we have assumed that: (a) each document examined by to us is accurate and complete; (b) each such document that is an original is authentic; (c) each such document that is a copy conforms to an authentic original; (d) all signatures on each such document are genuine; and (e) the Company is and shall remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  We have further assumed (i) the legal capacity of natural persons, (ii) that each party to the documents we have examined has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party and (iii) the issuance of the Shares will not increase the proportionate share of Common Stock held by an “interested stockholder” (within the meaning of Section 203(c) of the General Corporation Law of the State of Delaware (the “DGCL”)).  We have not verified any of the foregoing assumptions.

In rendering our opinion below, we also have assumed that: (a) the Company will have sufficient authorized, unissued and unreserved shares of Common Stock at the time of each issuance of any Shares or rights or options to acquire Shares, in each case, under the Plan; (b) either (i) upon the issuance of a Share, such Shae will be evidenced by a certificate that has been duly executed and delivered or (ii) the Board of Directors has adopted a resolution (that has not been rescinded or revoked) providing that all Shares shall be uncertificated in accordance with Section 158 of the DGCL prior to the issuance of such Shares and, within a reasonable time after the issuance of any such uncertificated Shares, the registered owner of such Share will be given notice in writing or by electronic transmission in compliance with Section 151(f) of the DGCL; (c) the issuance of each Share will be duly recorded in the Company’s stock ledger upon its issuance; (d) the Plan and each Award Agreement (as defined in the Plan and hereinafter referred to as an “Award Agreement”) constitutes or will constitute, as applicable, the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; (e) the Company will receive consideration for each Share as set forth in the Authorizing Resolution (as defined below), which consideration shall be at least equal to the par value of such share of Common Stock (unless such Share is held in treasury, in which case, the consideration shall be the amount, if any, as set forth in the Authorizing Resolutions, and, in the amount required by the Plan and the Award Agreement; (f) with respect to any Shares issuable upon the exercise of any right or option to acquire Shares under the Plan, the Company shall have received the minimum consideration (if any) for which such rights or options may be issued pursuant to the Authorizing Resolutions; and (g) prior to the issuance of any Shares (or any right or option to acquire Shares) under the Plan, the Board of Directors (or a duly authorized committee thereof) will duly authorize each Award (as defined in the Plan) granted under the Plan pursuant to an Award Agreement and in accordance with the DGCL and the Plan (the “Authorizing Resolutions”).  We have not verified any of the foregoing assumptions.

Our opinion set forth below is limited to the DGCL and reported judicial decisions interpreting the DGCL.  We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

Based upon and subject to the foregoing and assuming that the Registration Statement is effective at the time of issuance of the Shares, it is our opinion that the Shares (a) are duly authorized for issuance by the Company pursuant to, and on the terms set forth in, the Plan and, (b) when and if issued pursuant to the terms of the Plan, the Authorizing Resolutions and the applicable Award Agreement, will be validly issued, fully paid, and non-assessable.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly, /s/ K&L Gates LLP K&L Gates LLP